EXHIBIT 2.2





                               PURCHASE AGREEMENT





         This Purchase Agreement (the "Agreement") is made this ____ day of December, 2001, by and between Healthcare Properties, L.P., a Delaware limited partnership, ("Seller") and PRESTON HOLLOW PROPERTIES, LLC, a Texas limited liability company, with offices at 800 Arbrook, Suite 210, Arlington, Texas 76015 ("Buyer").


         WHEREAS, Seller is the owner of a certain 114 licensed bed, Nursing Home facility situated in Benbrook, Texas, located at 1000 McKinley Street, Benbrook, Texas, consisting of a tract of approximately _____ acres of land and related appurtenances located in Benbrook, Texas. The properties more particularly described in Exhibit "A" hereto (the "Real Property"), the buildings and improvements thereon (the "Improvements"), Seller's furnishings and equipment used and useful to the operation of said facilities, if any (the "Equipment"), and Seller's rights, if any, in the Certificate of Need or Medical Certification relating to the Real Property and Improvements (the "Certification"), which Real Property, Improvements, Equipment, and Certification are hereinafter collectively referred to as the "Facility".


         WHEREAS, both Seller and Buyer have agreed that Seller shall sell and Buyer shall purchase the Facility upon terms and conditions herein contained.


         NOW  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained and intending to be legally bound hereby, the parties hereto agree as follows:


         l. SALE. Subject to the terms and conditions hereof, Seller shall, as of the closing, by appropriate deed, bills of sale, and assignments, sell, assign, transfer, convey and deliver the Facility and Buyer shall purchase the same from Seller.


         2.  CONSIDERATION.  The purchase  price for the Facility is One Million
Eight  Hundred  Thousand   Dollars   ($1,800,000.00)   (the  "Purchase   Price")
immediately available federal funds at Closing.


         3. DEPOSIT. Buyer has delivered to Title Company (defined below) Twenty Thousand Dollars ($20,000.00) and shall, within forty-eight (48) hours of execution hereof, deliver an additional Fifty Thousand Dollars ($50,000.00) (collectively, the "Earnest Money") as an earnest money deposit. The Earnest Money is non-refundable to Buyer, but shall be applied against the Purchase Price at Closing (defined below).


         4. CLOSING. The closing of the transaction contemplated herein (the "Closing") shall take place on or before February 28, 2002, unless extended or shortened by mutual written agreement of Seller and Buyer. Closing shall take place at the offices of Republic Title Company (the "Title Company"), c/o Brian Fricke, 2626 Howell Street, 10th Floor, Dallas, Texas (telephone 214-855-8888; facsimile 214-855-8852), or at such other place and/or such other time as may be agreed in writing signed by both Seller an Buyer, which other place and time shall then be the Closing Date.


         5. CONDITION OF TITLE. Seller shall convey or cause to be conveyed, as applicable, title to the Facility, as follows:


                  a. Title to Real Property and the Improvements shall be conveyed in fee simple by Special Warranty Deed ("Deed") and shall be good and indefeasible and free and clear of all liens and encumbrances (except those created by this transaction) or other matters affecting title, other than the Permitted Exceptions (as hereinafter defined) pursuant to a standard Texas Owner's policy of insurance for the full amount of the Purchase Price, which policy shall show and insure that legal title will be vested in Buyer and will be good and indefeasible subject only to the Permitted Exceptions.


                  b. Title to all Equipment of Seller, if any, shall be free and clear of all liens, security interests and other encumbrances.


                  c. Buyer acknowledges that the Facility is currently leased and agrees to make arrangements with such lessee ("Lessee") concerning its occupancy or vacating of the Facility. Senior Management Services of Benbrook, Inc., Buyer's affiliate, also intends to execute a Lease Agreement with Seller for the Facility, which will be an exception to title as well.


         6.       TITLE/SURVEY/FACILITY REVIEW.


                  a. Title Commitment. Within twenty (20) days after execution of the Agreement, Seller, at its sole cost and expense, shall procure and deliver to Buyer a current Title Commitment ("Title Commitment") covering the Real Property. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an Owner's Title Policy. The Title Commitment shall contain the express commitment of the Title Company to issue the Title Policy to Buyer in the amount of the Purchase Price insuring such title to the Real Property as is specified in the Title Commitment. The Title Company shall provide Buyer with true, correct and legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Real Property including liens.


                  b. Survey. Within sixteen (16) days after the execution of the Agreement, Seller shall deliver to Buyer a survey ("Survey") of the Real Property and Improvements prepared by a qualified surveyor licensed by the State of Texas. The Survey shall be certified to Buyer, Seller and the Title Company, shall state the acreage of the Real Property, accurate to one-one hundredth of an acre, shall set forth the metes and bounds (or lot and block, if platted) legal description of the Real Property, and shall otherwise be in a form satisfactory to the Title Company to amend the standard survey exception on the title insurance policy to be issued at Closing (but such amendment shall be at Buyer's cost).

                  c. Review by Buyer. Buyer shall have the right, until December 31, 2001, to conduct and approve its due diligence and inspections, to its sole and exclusive satisfaction, of the title, physical plans, assets, financial, regulatory and operational information, and any other factors Buyer deems reasonably necessary regarding the facility and its assets and operations. Should Buyer decide, during such may terminate this Agreement and the parties shall have no further obligation except as hereinafter set forth; and the earnest money will be returned to the buyer. Seller agrees to make available for inspection and copying all information in its immediate possession, if any, including financial data, records, operating data and other information reasonably requested by Buyer, including the most recent financial statements, cost reports, inspection reports (3 prior years), plans of correction (3 prior years), current room rates including dates and amounts of increases, census data and patient mix, payroll information, employment agreements, personnel policies, occupancy agreements with patients, leases, and all contracts, agreements, and other documents relating to outside contractors, vendors, consultants, or other outside parties relating to the Facility and to which the Facility is, or may be, a patty. Notwithstanding the foregoing or any other provision of this Agreement, Seller shall not be required to divulge any information related to the Facility where such disclosure is reasonably prohibited by Seller's contractual obligations to a third party. Further, Buyer agrees to treat all such information as confidential and, in the event the transactions contemplated hereby are not consummated, Buyer agrees to return all information and copies thereof to Seller.


                  d. Title Policy. Following Closing, Seller, at its sole cost and expense, shall cause the Title Policy to be furnished to Buyer. The Title Policy shall be issued in the amount of the Purchase Price and shall insure fee simple, indefeasible title to the Real Property in Buyer. The Title Policy may contain the Permitted Exceptions, but shall contain no additional exceptions to title to the Real Property other than the standard printed exceptions.


         7. RESPONSIBILITY AND INDEMNIFICATIONS AS TO LIABILITIES. The parties shall indemnify each other as follows:


                  a. Buyer shall indemnify and hold harmless Seller and its partners and its and their officers, directors, members, shareholders, employees, agents and controlling persons against any and all claims, demands, suits, damage, liability, loss and expense, including, without limitation, reasonable attorneys' fees (collectively "Losses") which Seller may sustain or suffer or to which Seller may become subject as a result of events which occur subsequent to the date of closing. The foregoing shall survive Closing.


                  b. Seller shall indemnify and hold harmless Buyer and its officers, directors, members, shareholders, employees, agents and controlling persons against any Losses which Buyer may sustain or suffer or to which Buyer may become subject as a result of any material, intentional, or knowing misrepresentation under Section 8 of this Agreement.


         8. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.


                  a. Seller represents and warrants to Buyer as of the execution of this Agreement and as of the Closing that:

                           i. Seller is a duly  organized  and validly  existing
                  limited partnership in existence under the laws of the State of Delaware.


                           ii. Seller is the owner of the Facility with all requisite power and authority to own the Facility, and carry on its business as now being conducted, and further has the power and authority to sell and dispose of the Facility upon the terms and conditions herein contained.


                           iii. The execution, delivery, and performance of this
                  Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and effectively authorized by the partners of Seller, and will not violate any indenture, mortgage, deed of trust or other instrument or agreement, or any order, judgment or decree to which Seller is subject.


                  b.  Seller covenants with Buyer as follows:


                           i. From and after the date of this Agreement,  Seller
                  shall make no contracts or commitments which purport to bind the Facility after the date of Closing, other than those made in the ordinary course of business, without the written consent of the Buyer.


                           ii. As soon as  practicable  after the  execution  of
                  this Agreement and prior to the Closing, Seller shall furnish to Buyer or its authorized representatives copies of. such records and documents in Seller's possession that are related to the Facility (e.g. surveys, building plans, equipment warranties, etc.) and to the operation thereof (e.g. patient records, fiscal statements, etc.) as Buyer shall reasonably request and shall afford Buyer and Buyer's counsel, auditors and authorized representatives for purposes of inspections, verifications and related matters full access during normal business hours to all personnel, properties, records and documents of Seller and the Facility.


                           iii. Seller shall cooperate as necessary (without the
                  expenditure of funds except as specifically provided herein) to bring about the consummation of the transactions contemplated by this Agreement.


                           iv. Seller shall continue to maintain all of Seller's
                  insurance policies, if any, relating to the Facility, or any part thereof, in full force and effect until the Closing Date.


                           v. Seller shall provide Buyer with a copy of any written governmental notice received by Seller after the date hereof and prior to the Closing Date related to any violations of any federal, state or municipal laws, ordinances, orders, regulations and requirements affecting the Facility.


                 c. The representations and warranties of Seller in this Section 8 shall survive Closing for a period of one year.

         9.       BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.


                  a. Buyer hereby represents and warrants to Seller as follows:


                           i. Except as provided in Section 8, Buyer is purchasing the Facility AS-IS, WHERE-IS, and WITH ALL FAULTS. Buyer relied on its own investigation of all aspects of the property being sold hereunder and such was a factor in determining the Purchase Price.


                  b. Buyer covenants with Seller as follows:


                           i. Examinations and inspections by Buyer and its authorized agents and representatives prior to Closing shall be undertaken in a manner that does not unnecessarily hinder, restrict or interfere with the operation of the Facility. Further, Buyer agrees to indemnify, defend, and hold Seller harmless from and against any and all claims, damages, expenses, or losses incurred by or threatened against Seller based on Buyer's actions at the Facility prior to Closing.


                           ii. Buyer shall cooperate as necessary to bring about
                  the consummation of the transactions contemplated by this Agreement including, without limitation, all necessary regulatory approvals from state, federal, and local agencies.


                           iii. Buyer shall negotiate a transition agreement with the current lessee of the Facility acceptable to the State of Texas and shall be properly licensed with all applicable governmental authority approvals.


         10. PRORATION OF EXPENSES. The following shall be prorated between Buyer and Seller (or Seller's lessee, if applicable) at Closing as follows:


                  a. Ad valorem real property taxes on a calendar year basis, provided they are not the responsibility of the Lessee;


                  b. Operating and utility expenses for the month of Closing not otherwise the responsibility of the Lessee;


                  c. All deposits, insurance, or other prepaid items paid by Seller, in connection with the operation of the Facility and which are to be retained by Buyer,


                  d. All rental income received by Seller for the month in which the closing occurs.


                  e. All other customary prorations for transactions in the State of Texas.


         11. ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIAL.  For purposes of this
Section 11, "Hazardous Materials" means any "chemical substances", "hazardous or toxic wastes" and "oil", as such terms now are respectively defined under the Federal Comprehensive Environmental Response, Conservation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Hazardous Sites Cleanup Act of October 18, 1988, P.L. 756, No. 108, the Federal Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section

1321 et seq., the Federal Clean Water Act, 33 U.S.C. Section 1251, et seq., and the regulations promulgated under all of the foregoing, as all of the foregoing may have been amended, or similar laws, rules, regulations, orders and decrees now enacted, including, without limitation, asbestos, asbestos-containing materials, oil or other petroleum products, polychlorinated biphenyl and other toxic waste and substances. Seller represents and warrants to Buyer concerning the Facility that:


                  a. To the best of Seller's knowledge, Seller has not:


                           i. caused, suffered or permitted to occur any condition which may cause a release, threat of release or discharge of any Hazardous Materials at, upon, under or within the Facility, and contiguous or adjacent real estate owned, operated or occupied by Seller.


                           ii. received notification from any federal,  state or
                  other governmental authority of any potential, known, or threatened release of any Hazardous Materials on or from the Facility or any adjacent property owned, occupied, or operated either by Seller or any person for whose conduct Seller is responsible and which may result in a lien on the Facility or the application of any penalty, fine, charge or expense against the Facility by any such governmental authority, or by any other person or entity, in connection with the assessment, containment, or removal of any release or threatened release, of any Hazardous Materials from the Facility or any adjacent property.


                  b. Seller has no knowledge of any release, threat of release, deposit, storage, disposal, burial, discharge, spillage, uncontrolled seepage or filtration of any Hazardous Materials at, upon, under or within the Facility or any contiguous or adjacent real estate (other than minor, incidental spillage of fuel or oil during the construction of the Facility) owned, operated or occupied by Seller.


                  c. Within thirty (30) days after the execution of this Agreement, Seller shall order, for the benefit of Buyer, a current Phase I environmental report, which shall be at Seller's cost and expense.


                  d. For purposes of this Section 11, "Seller's knowledge" or similar phrase or concept shall mean the current, actual knowledge of the president or vice-president of Capital Realty Group Senior Housing, Inc., the general partner of the Seller.


         12.      CLOSING EVENTS.

                  a. At Closing, Seller shall deliver to Buyer:


                           i.  The  fully   executed  Deed  conveying  the  Real
                  Property and Improvements in fee simple, to Buyer;


                           ii. A fully executed Bill of Sale conveying the personal property, if any, to be delivered to Buyer pursuant to this Agreement;


                           iii.  An  Assignment   and  Assumption  of  Contracts
                  assigning to Buyer all of Seller's interest in any assignable contracts;

                           iv. An Assignment of Warranties  and  Guaranties,  if
                  any and if assignable;


                           v. Assignment of Permits and Licenses,  to the extent
                  assignable;


                           vi. A standard form title company  owner's  affidavit
                  as reasonably required by the Title Company for the elimination of any standard exceptions except parties in possession listed as exceptions; and


                           vii. A  certificate  of  non-foreign  status  (FIRPTA
                  Certificate) of Seller.


                  b. At Closing, Buyer shall (i) pay to Seller the Cash Portion of the Purchase Price, (ii) execute and deliver to Seller the Note and Deed of Trust, and (iii) deliver organizational documents to Seller confirming Buyer is a single purpose entity and containing the requirements of Section 9.b.iv.


                  c. At Closing, Seller and Buyer shall each:


                           i. Deliver to the Title  Company,  as closing  agent,
                  and to the other party, evidence reasonably sufficient to satisfy the Title Company that:


                                    (1) Such party is duly organized;


                                    (2) As of the date of Closing, such party is
                           validly existing, qualified to do business and in good standing in the state of its formation and, if different, in the State of Texas; and


                                    (3) The execution,  delivery and performance
                           of this Agreement has been duly authorized and approved by Seller and Buyer.


                  d. The delivery of the documents and the payment of the sums to be delivered and paid at Closing shall be accomplished through the Title Company.


                  e. Possession of the Facility shall be delivered to Buyer immediately upon Closing.


                  f. Seller's obligation to close shall be contingent upon Seller obtaining a full release from the existing lessee at the facility, but may be waived by Seller.


         13. FAILURE OF CLOSING. If the Closing does not occur by reason of Sellers' failure to complete the Closing without proper cause, then Buyer shall be entitled to the return of its Earnest Money as its sole remedy. In no case shall any of the partners, officers or directors of either Buyer or Seller have any personal liability whatsoever arising under or in connection with the Agreement. If the Closing does not occur by reason of the Buyer's failure to complete the Closing without proper cause, then Seller shall retain the Earnest Money deposit as liquidated damages.

         14. NOTICES OF VIOLATIONS. Seller shall notify Buyer of all notices of violations of local ordinances or requirements issued by legal authority or prosecutions in any court on account of such violations affecting the Facility and received by Seller prior to Closing.


         15. RISK OF LOSS. Until execution and delivery of the Deed, the risk of loss or damage to the Facility by fire or other casualty is assumed by Seller.


         16. CONDEMNATION. If, at or prior to Closing, any portion of the Facility shall be condemned or taken pursuant to any governmental or other power of eminent domain, any written notice of taking or condemnation is issued, or any proceedings are instituted by any governmental authority having the power of eminent domain, then Buyer shall have the right to (a) terminate this Agreement by giving Seller written notice to that effect within ten (10) days after receiving written notice from Seller advising of the condemnation or taking, whereupon both Seller and Buyer shall be relieved of further liability under this Agreement, at law or in equity, or (b) proceed to Closing with a reduction in Purchase Price equal to the amount of all condemnation awards paid to Seller, or (c) proceed to Closing without a reduction irk the Purchase Price, in which case Buyer shall receive at Closing all condemnation awards paid to Seller subsequent to the date of this Agreement for any part of the Facility. If Seller has knowledge of any pending or threatened condemnation proceedings or action or any notices thereof affecting the Facility, Seller will promptly advise Buyer in writing of the matters and facts relating thereto.


         17. COMPLETE AGREEMENT/MODIFICATION. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. Thus Agreement may not be modified other than by an agreement in writing, signed by both Seller and Buyer.


         18. ASSIGNMENT. This Agreement may not be assigned by Buyer without the prior written consent of Seller.


         19. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given when received if personally delivered or delivered via overnight courier, or within three (3) days of the postmark if mailed by registered mail or certified mail, return receipt requested, first class, postage prepaid:


                  If to Seller:        Healthcare Properties, L.P.
                                       14160 Dallas Parkway, Suite 300
                                       Dallas, Texas 75254
                                       Attn: David Brickman

                  With a copy to:      Robert Lankford, President
                                       Capital Realty Group Senior Housing, Inc.
                                       14160 Dallas Parkway, Suite 300
                                       Dallas, Texas 75254

                  If to Buyer.         c/o Troy Clanton
                                       800 W. Arbrook, Suite 210
                                       Arlington, Texas  76015

The parties shall be responsible for notifying each other of any change of address.


         20. SURVIVAL. Except as provided herein, the terms and provisions of this Agreement shall not survive Closing.


         21. PARTIAL INVALIDITY. If any term, covenant or condition of this Agreement is held invalid or unenforceable, it shall be severed and shall not affect the validity or enforceability of the remaining terms, covenants or conditions of the Agreement. Each term, covenant and condition shall be valid and enforceable to the fullest extent permitted by law.


         22. INTERPRETATION. The paragraph headings used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date for such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday.


         23. BINDING EFFECT. Subject to Section 18, all of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of Seller and Buyer.


         24. NON-EXCLUSIVE. The parties agree that Seller may continue to market the Facility during the term of this Agreement; provided, however, that Seller will notify Buyer of any letters of intent received by Seller for the Facility during December, 2001, and will not execute any letter of intent, lease (other than with Buyer), or purchase agreement for the Facility prior to January 3, 2002.


         25. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


         26. EXECUTION OF DOCUMENT. This Agreement maybe executed in multiple counterparts provided each of the parties hereto executes at least one counterpart. Each such counterpart hereof shall be deemed an original instrument,  but  all  such  counterparts  together  shall  constitute  but  one
Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                     BUYER:

                                     PRESTON HOLLOW PROPERTIES, LLC


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                     SELLER:

                                     HEALTHCARE PROPERTIES, L.P.

                                     By: Capital Realty Group Senior Housing,
                                         Inc., its General Partner


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                   EXHIBIT "A"

                          Legal Description of Property

                                   EXHIBIT "B"

                           Form Note and Deed of Trust